Pricing Supplement No. 19                          Filing under Rule 424(b)(3)
Dated February 13, 1996                          Registration File No. 33-6978
(To Prospectus dated May 29, 1992 and
Prospectus Supplement dated May 29, 1992)


                                $100,000,000

                     INTERNATIONAL MULTIFOODS CORPORATION

                           Medium-Term Notes, Series A


Principal Amount:                                                $5,000,000
Interest Rate:                                              6.20% per annum
Stated Maturity:                                          February 16, 2006
Specified Currency:                                            U.S. Dollars
Issue Price (as a percentage of principal amount):                     100%
Selling Agent:                                              Lehman Brothers
Selling Agent's Commission:                                          0.625%
Net Proceeds to the Company:                                     $4,968,750
Settlement Date (original issue date):                    February 16, 1996
Redemption Commencement Date (if any):                                  N/A
Interest Payment Dates:                           March 15 and September 15
                                                   of each year, commencing
                                                      March 15, 1996, until
                                                                   maturity


     Additional terms:  Book-Entry Security

     As of the date of this Pricing Supplement, the aggregate principal amount (or its equivalent in other currencies) of Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $100,000,000.

     "N/A" as used herein means "Not Applicable".

     Effective as of September 2, 1994, First Trust of New York, National Association, was appointed as successor Trustee to Morgan Guaranty Trust Company of New York under the Indenture relating to the Debt Securities.